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                                                                    EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") by and between Lions Gate Entertainment Corp. ("Lions Gate") and Jon Feltheimer ("Feltheimer") is entered into as of August 15, 2003.

        Except as expressly noted herein, (a) this Agreement shall supersede the employment agreement dated February 27, 2001, as of January 1, 2001 between Feltheimer and Lions Gate (the "Prior Agreement") as to the terms and conditions of Feltheimer's employment with Lions Gate, and (b) the Prior Agreement and its terms shall be deemed obsolete and superseded (pursuant to Paragraph 19(b) of the Prior Agreement) by and through this Agreement as of the effective date of execution of this Agreement.

        The parties hereby agree as follows:

        1. Employment. Lions Gate hereby employs Feltheimer to serve in the capacity of Chief Executive Officer ("CEO") and a member of Lions Gate's board of directors (the "Board") on the terms and conditions set forth herein. Feltheimer shall have such powers and authority with respect to the management of Lions Gate consistent with his position hereunder as shall be determined by the Board. All employees of Lions Gate, its divisions and subsidiaries shall report to Feltheimer and he shall have hiring and firing authority over same; provided, however, that subject to prior good faith consultation with Feltheimer, the Board shall have the right to instruct Feltheimer to terminate any such employee with respect to whom it believes in good faith it has "Cause" (as defined in subpart 12(a)(iii) below) and may thereafter terminate such employee if Feltheimer elects not to do so. Feltheimer shall be responsible to and report solely to the Board.

        2. Term. Feltheimer's employment term under this Agreement shall commence on the effective date of execution of this Agreement and continue through and including March 31, 2007 (the "Term").

        3. Base Salary. Notwithstanding the commencement date of the new Term set forth in Paragraph 2 above, commencing June 1, 2003 and continuing during the Term, Lions Gate shall pay Feltheimer an annual fixed salary of US$ 850,000 (the "Base Salary"), payable in equal installments in accordance with Lions Gate's standard payroll practices.

        4. Bonuses.

               (a) Signing Bonus. Feltheimer shall receive a signing bonus (the "Signing Bonus") upon his execution of this Agreement in the sum of US$250,000.

               (b) Discretionary Annual Bonus. Feltheimer is eligible to receive a discretionary annual bonus (the "Discretionary Bonus") in an amount to be determined in the sole and absolute discretion of Lions Gate's Compensation Committee, using the following criteria (with no emphasis to be derived from the order in which they appear) to arrive at their decision: EBITDA; revenue and bottom line performance; Lions Gate's ability to pay; earnings; cashflow increase; debt reduction; and share price increase. The Discretionary Bonus, if any, shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lions Gate's other senior-level employees and in no event later than June 30 of each year during the



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Term, and, in addition, June 30 of 2007 (for bonus amounts based on the fiscal year ending March 31, 2007). Further to the above, the Board has determined that Feltheimer shall be paid a Discretionary Bonus of US$100,000 for Lions Gate's Fiscal Year 2003, which shall be payable upon his execution of this Agreement.

        4A. Life and Disability Insurance. During the Term, Lions Gate shall provide Feltheimer with life and disability insurance policies providing Feltheimer (or his estate, as applicable) with US$2,000,000 in benefits.

        4B. Home Screening Room. Subject to Feltheimer's execution of this Agreement, Lions Gate shall directly pay third party contractors and vendors for the construction and installation of a screening room and all related equipment at Feltheimer's residence up to a maximum expenditure by Lions Gate of US$50,000. The timing, contractors, vendors and equipment shall be as determined by Feltheimer in his sole discretion.

        5. Stock Price Bonus. If, during the Term (which includes for this purpose the Term as defined herein plus three (3) months thereafter), the volume-weighted average of the median (between the high and low of each trading day) daily Company stock price is not less than US$6.00 per share for a period of six (6) consecutive months then Lions Gate shall pay Feltheimer a bonus (in addition to any Base Salary, Discretionary Bonus, Options (as defined below) or Benefits (as defined below) payable pursuant to this Agreement) in the sum of US$ 1,000,000 (the "Stock Price Bonus") within five (5) business days following the satisfaction of the preceding condition. Notwithstanding the foregoing, if on or before the time the Stock Price Bonus becomes payable an applicable bank has declared Lions Gate to be in material default of any of its bank covenants, and such default is directly attributable to Feltheimer's negligent disregard of any such covenants (of which he has received notice) or his negligent supervision of any of his direct reports, Feltheimer shall not be entitled to the Stock Price Bonus; provided, however, the foregoing shall be subject to mandatory binding arbitration as set forth in subparagraph 19(f) below should Feltheimer dispute Lions Gate's position with respect thereto.

        6. Options.

               (a) Grant of Options. Provided that Feltheimer's employment hereunder has not been terminated for cause, death or disability (as defined herein), and subject to shareholder approval thereof (which Lions Gate acknowledges has been received to the extent required) and regulatory approval, if required, Feltheimer shall be granted the following options ("Options"):

                      (i) August 15, 2003 Grant. On or before August 15, 2003 Feltheimer shall be granted an option to purchase 600,000 shares of Lions Gate's stock ("Option #1"), which shall have an exercise price of US$2.55 per share; and

                      (ii) September 10, 2003 Grant. On or before September 10, 2003 Feltheimer shall be granted an option to purchase 373,000 shares of Lions Gate's stock ("Option #2"), which shall have an exercise price of the then five day weighted average, in accordance with Lions Gate's stock option plan.



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        The foregoing options shall be in addition to any equity interest
(whether options, warrants or otherwise) previously granted to Feltheimer pursuant to the Prior Agreement, any previous employment agreement or otherwise (collectively, the "Pre-existing Equity").

               (b) Date of Vesting; Date Exercisable. Provided Feltheimer is then an employee hereunder, the Options shall vest and become exercisable as to one-third (1/3) of the shares on March 31, 2004, one-third (1/3) of the shares on March 31, 2005 and one-third (1/3) of the shares on March 31, 2006; provided, however, if the vesting of the option and rights to exercise are accelerated pursuant to Paragraph 7 or Paragraph 12(c)(iii) below, then the foregoing requirement that Feltheimer be an employee shall not apply with respect to any subsequent of the foregoing vesting dates.

               (c) Offset; Favored Nations. Lions Gate agrees that the Options shall be provided under the most favorable circumstances allowed for senior executives under the plan governing such options. Except as otherwise expressly provided herein, the Pre-existing Equity shall continue to be subject to the terms and conditions of the agreement(s) pursuant to which it was originally granted.

               (d) Failure to Obtain Shareholder or Regulatory Approval. If Lions Gate's shareholders fail to approve Company's grant of the Options (in this regard, Lions Gate acknowledges that such approval has already been obtained), or if regulatory approval of the grant of the Options is necessary and Lions Gate is unable to obtain such approval for all or any portion of the Options, then Feltheimer shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.

               (e) Extension of Term of Pre-Existing Equity. The expiration dates of Feltheimer's Pre-Existing Equity, including without limitation that certain grant dated January 5, 2000 of an option for 998,000 of Lions Gate's shares at an exercise price of US$2.55 per share and that certain grant dated February 26, 2001 of an option for 1,000,000 of Lions Gate's shares at an exercise price of US$3.00 per share, shall be extended to the date which is six
(6) months after the expiration date of this Agreement, i.e., through and including September 30, 2007.

        7. Change of Control. In the event of a "Change of Control" as defined below, the following shall apply:

               (a) Change of Control definition. For purposes of this Agreement, the term "Change of Control" shall mean:

                      (i) if any person, other than a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing 33% or more of the outstanding shares of common stock of Lions Gate as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate;

                      (ii) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is



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a sale or disposition of 33% or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

                      (iii) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

                      (iv) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of 33% or more of the outstanding shares;

                      (v) if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of half of the Board;

                      (vi) if there is a dissolution or liquidation of Lions Gate; or

                      (vii) if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

               (b) Unvested Options. Any then-unvested portion of the Options shall immediately and fully vest and become immediately and fully exercisable.

               (c) Severance.

                      (i) If, in connection with a Change of Control, Feltheimer's employment by Lions Gate is terminated for any reason, excepting only termination for cause (as set forth in Paragraph 12(a)(iii) below) or termination at Feltheimer's election (pursuant to Paragraph 7(c)(ii) below), then notwithstanding anything to the contrary in Paragraph 12 below Feltheimer shall be entitled to the payment of US$2,500,000 within five (5) business days of such termination and shall continue to be entitled to the continued payment of Base Salary through the normal expiration of the Term;

                      (ii) For a period of thirty (30) days following the effective date of the Change of Control (i.e., the date of the formal closing of the transaction), Feltheimer shall have the right, exercisable in his sole discretion, to terminate his employment hereunder by giving written notice thereof to Lions Gate within such thirty (30) day period, in which event Feltheimer shall be entitled to the payment of US$2,500,000 within five (5) business days of such termination; provided, however, that Feltheimer shall not be entitled to the further payment of Base Salary beyond any such amounts that are then accrued but unpaid; and

                      (iii) To the extent that Lions Gate would be unable to deduct as a business expense all or a portion of the Severance payable to Feltheimer pursuant to Paragraph 7(c)(i) or 7(c)(ii) above in connection with Lions Gate's tax returns and/or if Feltheimer would be subject to an excise tax on all or a portion of the Severance, then Lions Gate and Feltheimer shall


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promptly negotiate in good faith an allocation of the Severance as between (A) a severance payment and (B) a consulting fee for Feltheimer's post-Term non-exclusive consulting services to Lions Gate. Subject to the parties' agreement on the allocation of Severance between a severance payment and a consulting fee to minimize what Lions Gate would not be able to deduct as a business expense, Lions Gate shall pay any excise tax payable by Feltheimer up to a maximum of US$150,000.

               (d) Waiver of Stock Price Bonus Condition Precedent. If at the time of the effective date of a Change of Control Lions Gate's share price is US$6.00 per share or greater, then Lions Gate shall pay Feltheimer the Stock Price Bonus, without regard to the potential condition precedent or reduction set forth in Paragraph 5 above, within five (5) business days following such Change of Control.

        8. Benefits. During the Term, Feltheimer shall be entitled to no less than all benefits provided by Lions Gate to senior-level employees including, without limitation, paid vacation of no less than four (4) weeks per year accruable up to the maximum level allowed under Lions Gate's policy applicable to senior-level employees, the right to participate in Lions Gate's medical insurance and retirement plans and, subject to the approval of the Board, appropriate incentive/bonus compensation plans (the "Benefits"). Without limiting the foregoing, Lions Gate agrees that the Benefits will be no less favorable to Feltheimer in every respect than the benefits Feltheimer currently receives from Lions Gate. Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Lions Gate to adopt or implement any Benefits, or prevent or limit Lions Gate from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any Benefit at any time, and Feltheimer's participation in or entitlement under any such Benefit shall at all times be subject in all respects thereto. Feltheimer's entitlement to the Benefits shall be in addition to the Base Salary, the Discretionary Bonus, the Stock Price Bonus (if any) and the Options.

        9. Office/Personnel. During the Term, Lions Gate shall provide Feltheimer with parking, and an office and secretarial assistance for his exclusive use, all in accordance with his reasonable requirements and commensurate with his title, duties and responsibilities.

        10. Business Expenses. Lions Gate shall, consistent with its normal practice, promptly reimburse Feltheimer for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of Lions Gate. Feltheimer shall be entitled to reimbursement of travel, business and entertainment expenses at a level commensurate with his position as CEO, consistent with Lions Gate's then-normal practices for an executive at Feltheimer's level.

        11. Devotion of Time/Services. Feltheimer recognizes that consistent with his position as CEO he is required to devote all of his business time and services to the business and interests of Lions Gate and, due to Feltheimer's high level position, failure to do so would cause a material and substantial disruption to Lions Gate's operations. Consistent with the foregoing, Feltheimer agrees that he shall not undertake any activity that is in direct conflict with the essential enterprise related interests of Lions Gate. Notwithstanding the foregoing, Feltheimer shall retain the right to engage in pre-existing outside consulting activities (which shall be minimal), passive (whether or not pre-existing) investment activities, charitable activities and/or political activities so long as the activities do not directly conflict or interfere with Feltheimer's duties under this Agreement.



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        12. Termination.

               (a) Lions Gate's Right To Terminate. Lions Gate shall have the right to terminate this Agreement prior to the expiration of the Term only for the following reasons:

                      (i) upon the death of Feltheimer;

                      (ii) by giving written notice of termination to Feltheimer during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by Lions Gate as a result of physical or mental Disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of Disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with Feltheimer (if practical), the Board may appoint an interim CEO to fulfill the duties and responsibilities of Feltheimer and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Feltheimer's Disability Feltheimer shall immediately resume the position of sole CEO and his duties and responsibilities in accordance with the terms of this Agreement and the interim CEO shall cease serving in such capacity. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which renders Feltheimer unable to perform the essential functions of his position, with even reasonable accommodation which does not impose an undue hardship on Lions Gate. Lions Gate reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Feltheimer and/or his medical personnel, as well as information from medical personnel (or others) selected by Lions Gate or its insurers;

                      (iii) by giving written notice of termination for cause. "Cause" as used herein means: (A) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (B) gross negligence or willful misconduct with respect to Lions Gate, which shall include, but is not limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful (and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of Lions Gate, violation of any fiduciary duty, and violation of any duty of loyalty; or (C) any material breach of this Agreement by Feltheimer; provided, however, Lions Gate shall not terminate Feltheimer's employment hereunder pursuant to this Paragraph 12(a)(iii) unless it shall first give Feltheimer written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice; or

                      (iv) by giving notice of termination without cause.

               (b) Feltheimer's Right To Terminate. Feltheimer's employment with Lions Gate may be terminated by Feltheimer for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:



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                      (i) without the written consent of Feltheimer, any action
by Lions Gate that results in a material diminution in Feltheimer's position, authority, duties or responsibilities as in effect on the date Feltheimer executes this Agreement, including without limitation inserting any other person in the chain of authority between Feltheimer and the Board, but excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Lions Gate promptly after receipt of written notice thereof given by Feltheimer;

                      (ii) without the written consent of Feltheimer, a material change in any of the reporting relationships (up or down), excluding for this purpose (A) the Board's instruction to terminate a lower employee pursuant to Paragraph 1 above and Feltheimer's refusal to do so or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Lions Gate promptly after receipt of written notice thereof given by Feltheimer;

                      (iii) a reduction of Feltheimer's Base Salary, Stock Price Bonus (when payable), Options grant (and/or related vesting and exercise rights) or the Benefits as in effect on the commencement of the Term or as the same may be increased from time to time;

                      (iv) a Change of Control as set forth in Paragraph 7(c)(ii) above, provided that Feltheimer's right to terminate pursuant to said Paragraph shall be limited as set forth therein; or

                      (v) any material breach of this Agreement by Lions Gate.

        Good Reason shall not include death or disability. Feltheimer's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Feltheimer shall provide Lions Gate written notice of any claimed event of Good Reason and Lions Gate shall have an opportunity to cure any claimed event of Good Reason within fifteen (15) business days of notice from Feltheimer. Lions Gate shall notify Feltheimer of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Feltheimer of his concurrence that a cure has been effectuated, any notice of termination delivered by Feltheimer based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.

               (c) Effect of Termination.

                      (i) With Cause. If Lions Gate terminates this Agreement "for cause" as defined above, Lions Gate shall have no further obligation to pay Feltheimer any compensation other than accrued but unpaid (A) Base Salary, (B) Stock Price Bonus, (C) expense reimbursement and (D) vacation pay, if any. Notwithstanding the foregoing, Lions Gate shall have no obligation to pay the Stock Price Bonus under this Paragraph 12(c)(i) if this Agreement is terminated based on Feltheimer's commission of a material fraud against Lions Gate; provided, however, any such material fraud shall have been determined by binding arbitration as set forth in Paragraph 19(f) below;

                      (ii) Death or Disability. In the event of the termination of this Agreement for death or disability, Lions Gate shall have the obligation to pay Feltheimer's estate



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or Feltheimer, as applicable: (A) any accrued Base Salary to the extent not theretofore paid; (B) any accrued vacation pay to the extent not theretofore paid; (C) the Stock Price Bonus if accrued and theretofore not paid; and (D) any theretofore unreimbursed business expenses of Feltheimer. If on the date of death or termination for disability the volume-weighted average median stock price of Lions Gate's stock for the immediately prior four (4) month (or longer) period is US$6.00 per share or greater, then the Stock Price Bonus shall be paid in full if it otherwise becomes payable in accordance with the conditions set forth in Paragraph 5 above applied without regard to the early termination of this Agreement. If on the date of death or termination for disability the volume-weighted average median stock price of Lions Gate's stock for the immediately prior period of less than four (4) months is US$6.00 per share or greater, then a pro-rated share of the Stock Price Bonus shall be paid if the Stock Price Bonus otherwise becomes payable in accordance with the conditions set forth in Paragraph 5 above applied without regard to the early termination of this Agreement (i.e., if the target was achieved over the two (2) month period immediately prior to termination for death or disability and four (4) months later the target was achieved for the whole six (6) month period, then Feltheimer (or his estate, if applicable) would receive one third (1/3) of the Stock Price Bonus); and

                      (iii) Without Cause or Termination by Feltheimer for Good Reason. If Lions Gate terminates Feltheimer's employment without cause, or Feltheimer terminates his employment with Company for Good Reason, then Lions Gate shall continue to pay Feltheimer as if the Agreement had not been terminated (i.e., Base Salary will continue to be paid in accordance with Lions Gate's standard payroll practices), or, if Feltheimer so elects, in a lump sum, the present value (using the then prevailing rate of interest charged to Lions Gate by its principal lender as the discount rate) of, the following amounts:
(A) the sum of Feltheimer's Base Salary through the expiration of the Term to the extent not theretofore paid, except that such Base Salary shall not be payable if Feltheimer's termination was at his election pursuant to Paragraph 7(c)(ii) above; (B) any accrued vacation pay to the extent not theretofore paid; and (C) any theretofore unreimbursed business expenses of Feltheimer. In addition to any vested portion of the Options, any then-unvested portion of the options shall fully vest (i.e., 100%) at the time of Feltheimer's termination under this Paragraph 12(c)(iii) and, together with the previously vested portion of the options, shall be exercisable as if Feltheimer had been employed by Lions Gate through the expiration of the Term (i.e., exercisable through and including the date which is six (6) months after the expiration of the Term). To the extent theretofore not provided, Lions Gate shall also pay for or provide to Feltheimer any Benefits and/or other incentive/bonus plans (other than the Discretionary Bonus) which he was receiving at the time of termination, and Feltheimer shall continue to be eligible for the Stock Price Bonus without regard to the early termination of this Agreement, through the expiration of the Term. If Feltheimer's employment with Lions Gate is terminated pursuant to Paragraph 7(c), 12(a)(iv) and/or 12 (b) above, Feltheimer shall have no obligation to mitigate and Lions Gate shall have no right to offset any income thereafter received by Feltheimer against Lions Gate's payment obligations to him.

        13. Indemnification. Except with respect to claims resulting from Feltheimer's willful misconduct or acts outside the scope of his employment hereunder, Feltheimer shall be indemnified by Lions Gate (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of Lions Gate to the maximum extent permitted in accordance with Lions Gate's Certificate of Incorporation, its By-Laws and under



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applicable law, and shall be covered by Lions Gate's applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director of Lions Gate.

        14. Company Policies. Feltheimer shall abide by the provisions of all policy statements, including without limitation any conflict of interest policy statement, of Lions Gate or adopted by Lions Gate from time to time during the Term and furnished to Feltheimer in writing or of which he has notice.

        15. Non-Solicitation. Feltheimer shall not, during the Term and for a period of one (1) year thereafter, directly or indirectly, induce or attempt to induce any employee of Lions Gate or its affiliates, to leave Lions Gate or its affiliates or to render employment services for any other person, firm or corporation.

        16. Property of Lions Gate. Feltheimer acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that Lions Gate's obligations to him are exclusively contractual in nature. Lions Gate and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Feltheimer's services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Feltheimer may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Feltheimer (or anyone claiming under him) of any kind or character whatsoever (other than Feltheimer's right to compensation hereunder). Feltheimer shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Feltheimer shall, at the reasonable request of Lions Gate, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Lions Gate may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Notwithstanding anything to the contrary herein, Feltheimer's personal rolodex shall remain his personal property during the term of this Agreement and following its expiration or earlier termination. Feltheimer's assignment of rights in this Paragraph does not apply to any invention which fully qualifies under Section 2870 of the California Labor Code.

        17. Confidential Information. All memoranda, notes, records and other documents made or compiled by Feltheimer, or made available to him during his employment with Lions Gate concerning the business or affairs of Lions Gate or its affiliates shall be Lions Gate's property and shall be delivered to Lions Gate on the termination of this Agreement or at any other time on request from the Board. Feltheimer shall keep in confidence and shall not use for himself or others, or divulge to others, any information concerning the business or affairs of Lions Gate or its affiliates which is not otherwise publicly available and which is obtained by Feltheimer as a result of his employment, including without limitation, trade secrets or processes and information reasonably deemed by Lions Gate to be proprietary in nature, including without limitation,



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
financial information, programming or plans of Lions Gate or its affiliates, unless disclosure is permitted by Lions Gate or required by law or legal process.

        18. Right to Use Name. During the term, Lions Gate shall have the right to use Feltheimer's approved biography, name and approved likeness in connection with its business, including in advertising its products and services, but not for use as a direct or indirect endorsement.

        19. Miscellaneous.

               (a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

               (b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

               (c) Titles and Headings. Paragraph or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

               (d) Entire Agreement. Subject to the other terms hereof with respect to prior agreements (e.g., the Pre-existing Equity referenced in Paragraph 6 above), this Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties in connection therewith.

               (e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Lions Gate shall assign this Agreement to and provide for the assumption thereof by any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.

               (f) Arbitration. In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, Lions Gate and Feltheimer, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act and/or California Civil Procedure Code Sections 1281 et seq.

                      (i) Feltheimer and Lions Gate agree that any and all claims or controversies whatsoever brought by Feltheimer or Lions Gate, arising out of or relating to this Agreement, Feltheimer's employment with Lions Gate, or otherwise arising between Feltheimer and Lions Gate, will be settled by final and binding arbitration in accordance with the applicable rules and procedures of Judicial Arbitration and Mediation Services, Inc. ("JAMS"). This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful



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
termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. Lions Gate shall be responsible for all costs of the arbitration services, including the fees and costs of the arbitrator and court reporter fees, unless Feltheimer wishes to share such costs voluntarily. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.

                      (ii) The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator from the JAMS Panel and the two selected arbitrators shall jointly select a third, and the arbitrators shall jointly preside over the arbitration. The arbitrator(s) will have jurisdiction to determine the arbitrability of any claim. The arbitrator(s) shall have a business office in or be a resident of Los Angeles County, California. The arbitrator(s) shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. Judgment on any award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof.

                      (iii) Notwithstanding the foregoing, the parties agree to participate in non-binding mediation with a mutually selected mediator prior to initiation of any arbitration process, except that either party may file any formal arbitration demand as necessary to preserve their legal rights.

        20. Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.

        21. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

        22. Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.



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
        23. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

        24. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

        25. Notices. All notices to be given pursuant to this agreement shall be effected either by mail or personal delivery in writing as follows:

        Lions Gate:

        Lions Gate Entertainment
        4553 Glencoe Avenue, Suite 200
        Marina del Rey, California 90292
        Attention:  General Counsel

        Feltheimer:

        Jon Feltheimer
        c/o Lions Gate Entertainment
        4553 Glencoe Avenue, Suite 200
        Marina del Rey, California 90292

        w/copy to:
        Del, Shaw, Moonves, Tanaka & Finkelstein
        Attn:  Ernest Del, Esq. and Jeffrey Finkelstein, Esq.
        2120 Colorado Avenue, Suite 200
        Santa Monica, California 90049

        In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

JON FELTHEIMER                                    LIONS GATE ENTERTAINMENT CORP.


------------------------------------              By:
                                                     ---------------------------
                                                  Its:
                                                      --------------------------



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